FORM 8 - K

                       SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




                         Date of Report: January 28, 1999



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




         State of Incorporation                  IRS Employer Identification No.
               Delaware                                     06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5. Other Events.

     The registrant's press release dated January 28, 1999, regarding its financial results for the period ended December 31, 1998, including consolidated statements of income for the three and twelve months ended December 31, 1998 and 1997, and consolidated balance sheets at December 31, 1998, September 30, 1998 and December 31, 1997, are attached.

Selected segment data for the first, second and third quarters and year to date 1998, in line with revised segment data presented for the fourth quarter and year to date 1998 and 1997, is also attached.

Item 7. Financial Statements and Exhibits.

c. Exhibits.

      The following exhibits are furnished in accordance with the provisions of
 Item 601 of Regulation S-K:

   Exhibit                         Description
   -------        -------------------------------------------------------------
    (1)            Pitney Bowes Inc. press release dated January 28, 1999.
    (2)            Pitney Bowes Inc. 1998 selected segment data


                                 SIGNATURES
                                 ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                      PITNEY BOWES INC.



February 26, 1999



                      /s/ M. L. Reichenstein
                      ----------------------------------------
                      M. L. Reichenstein
                      Vice President and Chief Financial Officer
                      (Principal Financial Officer)




                      /s/ A. F. Henock
                      ----------------------------------------
                      A. F. Henock
                      Vice President - Controller
                      and Chief Tax Counsel
                      (Principal Accounting Officer)

                                                                       Exhibit 1





                   PITNEY BOWES RECORD 1998 PERFORMANCE AND
                STRATEGIC INITIATIVES ENHANCE SHAREHOLDER VALUE

Full-Year 1998
      8% Revenue Growth to $4.22 Billion and 15% Growth in Diluted EPS to $2.06 Fourth Quarter 1998
      9% Revenue Growth to $1.15 Billion and 20% Growth in Diluted EPS from
           Continuing Operations to 59 cents
      14.2% Income Margin from Continuing Operations, Record for a Quarter Strategic Initiatives
      Authorization to Repurchase 11.6 Million Shares and 13.3-percent
           Increase in Dividend

FOR IMMEDIATE RELEASE

Stamford, Conn., January 28, 1999 -- Pitney Bowes Inc. (NYSE: PBI) today announced record performance in 1998 with an eight-percent increase in full-year revenue to $4.22 billion. Additionally, the Board of Directors implemented two initiatives to enhance total shareholder value:
o  an authorization to repurchase up to 11.6 million shares of common stock
o a 13.3 percent increase in the dividend on common stock to $1.02 per share, marking the seventeenth consecutive year of double-digit increases.
     Pitney Bowes Chairman and CEO Michael J. Critelli noted, "We are pleased that our ongoing focus on maximizing shareholder value in 1998 resulted in another excellent year of growth and profitability for Pitney Bowes. Our share repurchase program and double-digit dividend increase are reflective of our
continued   confidence   in  the   opportunities   for   sustained   growth  and
profitability."
     Full-year diluted earnings per share grew 15 percent to $2.06 and consolidated net income rose 10 percent from the prior year to $576.4 million. Diluted earnings per share, on a continuing operations basis, increased 17 percent to $2.03 on income from continuing operations of $567.9 million, which is an increase of 12 percent above the prior year.

     Pitney Bowes' fourth-quarter performance featured a strong nine percent increase in revenues to $1.147 billion up from $1.050 billion in 1997. The quarter's diluted earnings per share rose 15 percent to 59 cents, on an 11 percent consolidated net income increase to $163.1 million. Income from continuing operations grew 16 percent to $162.4 million and diluted earnings per share from continuing operations reached 59 cents, a 20 percent increase over fourth quarter 1997. Pitney Bowes financial results for 1998 and 1997 have been restated to exclude from continuing operations the results of the broker-oriented external financing business of Colonial Pacific Leasing Corporation (CPLC) which was sold to General Electric Capital Corporation during the fourth quarter of 1998.
     In assessing the company's performance, Mr. Critelli stated, "1998 proved to be another record year for Pitney Bowes as we continued to deliver innovative systems, software and services to help businesses of all sizes increase the impact, reduce the cost and enhance the efficiency of end-to-end mail and messaging management. Our success in addressing the needs of the global marketplace resulted in a 17 percent increase in earnings per share from continuing operations over the prior year, and 12 percent growth in income from continuing operations.
     "We delivered these results through our ongoing commitment to innovate and apply technology, refine our business processes and maximize each business' contribution to profitable growth. We spent over $100 million on research and development in 1998, a 13 percent increase over the prior year, representing a strategic investment in the continuous development and enrichment of our broad, technologically advanced portfolio of messaging solutions. Meanwhile, our focus on process improvement and cost control resulted in our sixth consecutive year of S,S&A expense-to-revenue ratio improvement, and an impressive ninth consecutive year of pre-tax income margin from continuing operations increase. These ratio comparisons exclude the fourth quarter 1996 charge related to our Australian operations."
     Mr. Critelli added "The pace of change in today's global marketplace requires constant vigilance and evaluation of our businesses to leverage growth and ensure they have the correct focus to enhance shareholder value. Therefore, consistent with the kind of review we conducted of our financial services business, we have decided to commence a strategic review of Atlantic Mortgage and Investment Corporation (AMIC).

     "AMIC is a subsidiary that provides billing, collecting and processing services for major investors in residential first mortgages. It is a well-run company that specializes in low-balance mature loans, and its servicing efficiency is reflective of Pitney Bowes' competency in fee-based service operations. The interest rate environment, however, has caused us to re-examine the impact of fluctuating rates and prepayment patterns on the way we manage our mortgage servicing business. We will explore a range of strategic options to address the changing profile of this business in a way that maximizes value for our shareholders."
     Turning to the quarter, Mr. Critelli noted, "The continuing advances in manufacturing and inventory management, plus the shift to lower-cost digital and software-based products has helped improve the sales margin in each of the past three comparable quarters of 1998. As a result, we have now succeeded in improving this ratio in 10 out of the last 11 quarters on a year-over-year basis. This accomplishment is even more notable given the ongoing excellent growth of the Pitney Bowes Management Services business with its higher cost of sales ratio."
     Segment reporting this quarter has been modified and restated in accordance with new accounting guidelines. The company's new reporting segments are:
Mailing and Integrated Logistics, Office Solutions, Mortgage Servicing and Capital Services.
     The Mailing and Integrated Logistics Segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and service, and software. Mailing and Integrated Logistics revenue grew eight percent in the quarter with a 16 percent increase in operating profit, including excellent improvements in operating profit for international operations. There continues to be strong market demand for high-volume production mail applications and feature-rich mailing systems for the mail room market such as the ParagonTM. The company has also been very successful in expanding into the small office/home office (SoHo) market with its suite of solutions, led by the continued strong performance of the Personal Post OfficeTM digital meter -- introduced in 1996 and the first product to enable SoHo customers to download postage via modem.

     The strength of the core mailing applications, in conjunction with the U.S. Postal requirement that customers migrate to enhanced technology, and the flexible financing options offered by Pitney Bowes Credit Corporation, have led many of Pitney Bowes' customers to upgrade to more advanced meters and systems from their previous mailing equipment. Currently, 35 percent of the company's meter unit base is digital, making it the undisputed leader in digital mailing technology. As of the end of the year, advanced electronic and digital meters comprised over 90 percent of the meter unit base compared to 75 percent at year-end 1997, and 60 percent at year-end 1996.
     The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. Fourth-quarter performance in this segment featured a 10 percent growth in revenue and a 16 percent increase in operating profit.
     Office Systems' eight percent revenue increase during the quarter was led by solid growth in copier sales. Negative currency impact reduced the reported revenue by approximately one percentage point. Copier sales continued to benefit from its strategy to focus on larger corporate accounts and the introduction of two new digital copiers -- the 25 page per minute DL250 and the 35 page per minute DL355. During the quarter, the Pitney Bowes copier line was awarded the prestigious Buyers Laboratory Inc. "Most Outstanding Copier Line" of the year designation, marking the second consecutive year for this unprecedented industry honor. Pitney Bowes introduced the industry's first Universal Access Copier System -- designed to meet the needs of people with physical disabilities -- and it, too, has already garnered awards for enabling the full participation of the disabled within the office environment. The facsimile operation again contributed to the quarter's excellent results, as the leading supplier of the
33.6 kbps facsimile system -- the fastest on the market.
     Pitney Bowes Management Services' revenues grew at a solid 13 percent as the business continues to provide additional higher value services for existing customers and acquire new customers with its wide array of business and electronic document management services. Leveraging operating efficiencies helped drive Management Services' faster rate of operating profit growth.

     The Mortgage Servicing Segment represents the operations of Atlantic Mortgage and Investment Corporation (AMIC). In this segment, revenue grew 70 percent and operating profit grew 15 percent. This segment's growth was driven primarily by an increase in the number of mortgages serviced. Operating profit grew at a lower rate than revenue due to increased amortization and other expenses associated with mortgage prepayments.
     The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. This segment was previously referred to as Commercial and Industrial Financing. Consistent with management's previously announced strategy to concentrate on fee-based rather than asset-based income, revenues were flat during the quarter as previous asset sales in 1997 are still a comparative factor. Operating profit growth of 26 percent was driven by profitable syndication fees and lower costs associated with interest rates. As indicated above, the results of CPLC have been excluded from continuing operations.
     Mr. Critelli concluded, "In 1998 we leveraged our technological prowess, market knowledge and understanding of the business processes surrounding mail and messaging to add value to our core markets, profitably expand into new market segments, and take on an even broader range of messaging needs for our existing customer base. We will continue this strategy in 1999, as we stay focused on maximizing shareholder value."
     The company announced it has authorization to repurchase up to 11.6 million shares of its common stock. Throughout 1998, the company repurchased 11 million shares from a previously announced authorization, including 2.8 million shares during the fourth quarter of 1998. The shares were acquired with cash from sales of external financing assets and cash from operations.
     Fourth quarter 1998 revenue included $562.2 million from sales, up nine percent from $516.6 million in the fourth quarter of 1997; $449.1 million from rentals and financing, up 10 percent from $410.0 million; and $135.8 million from support services, up 10 percent from $123.7 million.

     Fourth quarter 1998 net income was $163.1 million, or 59 cents per diluted share, compared to $147.2 million, or 51 cents per diluted share, in 1997. Fourth quarter 1998 included $700,000 of net income from CPLC, which had no impact on earnings per share, compared to $7.2 million, or two cents per share, in 1997.
     For the full year, revenue was $4.221 billion, up eight percent from $3.920 billion in 1997; and consolidated net income in 1998 was $576.4 million, or $2.06 per diluted share, compared to $526.0 million, or $1.80 per diluted share in 1997. The full year net income included $8.5 million, or three cents per share, for CPLC as discontinued operations, compared to $17.0 million, or six cents per share, in 1997.
     Pitney Bowes is a global provider of informed mail and messaging management. For more information about the company visit www.pitneybowes.com.
     The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1997 Form 10-K Annual Report filed with the Securities and Exchange Commission.

     Note: Consolidated statements of income for the three and twelve months ended December 31, 1998 and 1997, and consolidated balance sheets at December 31, 1998, September 30, 1998 and December 31, 1997 are attached.
                                     # # #

                                Pitney Bowes Inc.
                        Consolidated Statements of Income

(Dollars in thousands, except per share data)


                                                    (Unaudited)
                                          Three Months Ended December 31,      Twelve Months Ended December 31,
                                        ---------------------------------     -----------------------------------
                                                  1998              1997                1998                1997
                                        ---------------    --------------     ---------------    ----------------
Revenue from:
    Sales                               $      562,236     $     516,574      $    1,993,546     $     1,834,057
    Rentals and financing                      449,097           409,993           1,711,468           1,602,400
    Support services                           135,788           123,686             515,503             483,556
                                        ---------------    --------------     ---------------    ----------------
           Total revenue                     1,147,121         1,050,253           4,220,517           3,920,013
                                        ---------------    --------------     ---------------    ----------------

Costs and expenses:
    Cost of sales                              298,918           292,676           1,146,404           1,081,537
    Cost of rentals and financing              140,013           116,208             517,167             451,090
    Selling, service and administrative        395,911           366,354           1,442,730           1,367,862
    Research and development                    27,411            25,402             100,806              89,463
    Interest, net                               39,157            37,014             149,233             154,534
                                        ---------------    --------------     ---------------    ----------------

           Total costs and expenses            901,410           837,654           3,356,340           3,144,486
                                        ---------------    --------------     ---------------    ----------------

Income from continuing operations
    before income taxes                        245,711           212,599             864,177             775,527

Provision for income taxes                      83,307            72,546             296,236             266,525
                                        ---------------    --------------     ---------------    ----------------

Income from continuing operations              162,404           140,053             567,941             509,002
Discontinued operations                            700             7,153               8,453              17,025
                                        ---------------    --------------     ---------------    ----------------

Net income                              $      163,104     $     147,206      $      576,394     $       526,027
                                        ===============    ==============     ===============    ================

Basic earnings per share
    Continuing operations               $         0.60     $        0.50      $         2.07     $          1.76
    Discontinued operations                        -                0.02                0.03                0.06
                                        ---------------    --------------     ---------------    ----------------
                                        $         0.60     $        0.52      $         2.10     $          1.82
                                        ===============    ==============     ===============    ================

Diluted earnings per share
    Continuing operations               $         0.59     $        0.49      $         2.03     $          1.74
    Discontinued operations                        -                0.02                0.03                0.06
                                        ---------------    --------------     ---------------    ----------------
                                        $         0.59     $        0.51      $         2.06     $          1.80
                                        ===============    ==============     ===============    ================

Average common and potential common
    shares outstanding                     276,722,479       286,571,155         279,656,603         292,517,116
                                        ===============    ==============     ===============    ================


                                                          Pitney Bowes Inc.
                                                     Consolidated Balance Sheets


(Dollars in thousands, except per share data)
                                                                                           (Unaudited)
Assets                                                                      12/31/98           9/30/98           12/31/97
------                                                                      --------       -----------        -----------

Current assets:
      Cash and cash equivalents                                          $   125,684       $   144,974        $   137,073
      Short-term investments, at cost which
           approximates market                                                 3,302             1,930              1,722
      Accounts receivable, less allowances:
           12/98   $24,665 9/98   $22,513 12/97   $21,129                    382,406           346,475            348,792
      Finance receivables, less allowances:
           12/98   $51,232 9/98   $43,348 12/97   $54,170                  1,400,786         1,394,154          1,546,542
      Inventories                                                            266,734           235,568            249,207
      Other current assets and prepayments                                   330,051           299,732            222,106
      Net assets of discontinued operations                                       -            776,941                 -
                                                                         -----------        ----------         ----------

             Total current assets                                          2,508,963         3,199,774          2,505,442
                                                                         -----------        ----------         ----------

Property, plant and equipment, net                                           477,476           470,110            497,261
Rental equipment and related inventories, net                                806,585           803,738            788,035
Property leased under capital leases, net                                      3,743             3,909              4,396
Long-term finance receivables, less allowances:
     12/98   $79,543 9/98   $49,479 12/97   $78,138                        1,999,339         1,938,581          2,581,349
Investment in leveraged leases                                               827,579           817,144            727,783
Goodwill, net of amortization:
     12/98   $47,514 9/98   $45,902 12/97   $40,912                          222,980           213,778            203,419
Other assets                                                                 814,374           785,311            585,704
                                                                         -----------       -----------        -----------

Total assets                                                             $ 7,661,039       $ 8,232,345        $ 7,893,389
                                                                         ===========       ===========        ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
      Accounts payable and accrued liabilities                           $   898,548       $   842,511        $   878,759
      Income taxes payable                                                   194,443           165,414            147,921
      Notes payable and current portion of
           long-term obligations                                           1,259,193         1,844,077          1,982,988
      Advance billings                                                       369,628           362,801            363,565
                                                                         -----------       -----------        -----------

             Total current liabilities                                     2,721,812         3,214,803          3,373,233
                                                                         -----------       -----------        -----------

Deferred taxes on income                                                     920,521           929,199            905,768
Long-term debt                                                             1,712,937         1,710,533          1,068,395
Other noncurrent liabilities                                                 347,670           366,799            373,416
                                                                         -----------       -----------        -----------

             Total liabilities                                             5,702,940         6,221,334          5,720,812
                                                                         -----------       -----------        -----------

Preferred stockholders' equity in a
      subsidiary company                                                     310,097           300,000            300,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
           4% convertible                                                         34                34                 39
      Cumulative preference stock, no par value,
           $2.12 convertible                                                   2,031             2,076              2,220
      Common stock, $1 par value                                             323,338           323,338            323,338
      Capital in excess of par value                                          16,173            18,198             28,028
      Retained earnings                                                    3,073,839         2,971,883          2,744,929
      Accumulated other comprehensive income                                 (88,217)          (90,548)           (63,348)
      Treasury stock, at cost                                             (1,679,196)       (1,513,970)        (1,162,629)
                                                                         -----------       -----------        -----------

             Total stockholders' equity                                    1,648,002         1,711,011          1,872,577
                                                                         -----------       -----------        -----------

Total liabilities and stockholders' equity                               $ 7,661,039       $ 8,232,345        $ 7,893,389
                                                                         ===========       ===========        ===========


                                               Pitney Bowes Inc.
                                          Revenue and Operating Profit
                                              By Business Segment
                                               December 31, 1998
                                                  (Unaudited)
(Dollars in thousands)

                                                                                                 %
                                                         1998                  1997            Change
                                                     -----------           -----------     ------------
Fourth Quarter
--------------

      Revenue
      -------

      Mailing and Integrated Logistics               $   746,382           $   693,751               8%
      Office Solutions                                   314,427               285,555              10%
      Mortgage Servicing                                  37,756                22,264              70%
      Capital Services                                    48,556                48,683               -

                                                     -----------           -----------     ------------

           Total Revenue                             $ 1,147,121           $ 1,050,253               9%
                                                     ===========           ===========     ============




      Operating Profit  (1)
      ---------------------

      Mailing and Integrated Logistics               $   188,979           $   162,566              16%
      Office Solutions                                    65,626                56,392              16%
      Mortgage Servicing                                   9,434                 8,237              15%
      Capital Services                                    19,402                15,370              26%

                                                     ------------          ------------     ------------

           Total Operating Profit                    $   283,441           $   242,565              17%
                                                     ============          ============     ============




(1)Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.


                                               Pitney Bowes Inc.
                                          Revenue and Operating Profit
                                              By Business Segment
                                               December 31, 1998

(Dollars in thousands)
                                                                                                 %
                                                         1998                  1997            Change
                                                     ------------          ------------     ------------
Year Ended December 31,
-----------------------
      Revenue
      -------

      Mailing and Integrated Logistics               $ 2,707,044           $ 2,551,876               6%
      Office Solutions                                 1,216,007             1,089,325              12%
      Mortgage Servicing                                 129,602                73,246              77%
      Capital Services                                   167,864               205,566             (18%)

                                                     ------------          ------------     ------------

           Total Revenue                             $ 4,220,517           $ 3,920,013               8%
                                                     ============          ============     ============




      Operating Profit  (1)
      ---------------------

      Mailing and Integrated Logistics               $   663,051           $   584,042              14%
      Office Solutions                                   235,156               197,123              19%
      Mortgage Servicing                                  37,262                24,578              52%
      Capital Services                                    51,431                47,939               7%

                                                     ------------          ------------     ------------

            Total Operating Profit                   $   986,900           $   853,682              16%
                                                     ============          ============     ============



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.


                                                                     Exhibit 2
Pitney Bowes Inc.
1998 Selected Segment Data


(Dollars in thousands)

                                               First            Second            Third               Fourth
                                              Quarter          Quarter           Quarter             Quarter               YTD
              Revenue                           1998             1998              1998                1998                1998
------------------------------------      -------------   ---------------   ---------------     ---------------     ---------------


      Mailing and Integrated Logistics       $ 626,240       $   668,281       $   666,141         $   746,382         $ 2,707,044
      Office Solutions                         291,182           303,682           306,716             314,427           1,216,007
      Mortgage Servicing                        23,312            29,306            39,228              37,756             129,602
      Capital Services                          36,363            42,627            40,318              48,556             167,864
                                          -------------   ---------------   ---------------     ---------------     ---------------
           Total Revenue                     $ 977,097       $ 1,043,896       $ 1,052,403         $ 1,147,121         $ 4,220,517
                                          =============   ===============   ===============     ===============     ===============

                                               First            Second            Third               Fourth
                                              Quarter          Quarter           Quarter             Quarter               YTD
     Operating Profit (1)                       1998             1998              1998                1998                1998
------------------------------------      -------------   ---------------   ---------------     ---------------     ---------------


      Mailing and Integrated Logistics       $ 144,979       $   164,811       $   164,282         $   188,979         $   663,051
      Office Solutions                          52,459            57,610            59,461              65,626             235,156
      Mortgage Servicing                         6,913            10,180            10,735               9,434              37,262
      Capital Services                           8,345            12,202            11,482              19,402              51,431

                                          -------------   ---------------   ---------------     ---------------     ---------------
            Total Operating Profit           $ 212,696       $   244,803       $   245,960         $   283,441         $   986,900
                                          =============   ===============   ===============     ===============     ===============

  (1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.